Exhibit 10.7

IMPERIUM GRAYS HARBOR LLC

CONSTRUCTION AGREEMENT

COST PLUS FEE

THIS AGREEMENT is made effective this 25th day of August, 2006, by and between Imperium Grays Harbor LLC, a Washington limited liability company (the “Owner”) and JH Kelly LLC, a Washington limited liability company (the “Contractor”). Each of the Owner and the Contractor may be referred to as a “Party” and collectively as the “Parties.”

1. The Work. The Contractor agrees to furnish and pay for all supervision, contract administration, services, labor, materials, equipment, tools, and other costs necessary to perform all requirements of the Contract Documents (as hereinafter defined) for the scope of work described on Exhibit A, a form of which is attached hereto, said Work (hereinafter defined) to performed as part of Owner’s biodiesel production facility located at Grays Harbor, Washington (the “Project”). The Contractor shall perform the Work in a workmanlike manner and in strict accordance with this Agreement. The Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures, and safety precautions or programs, and for supervising, coordinating and performing all of the work. The Agreement contains the general terms and conditions which will govern all future specifications and scope intended to be issued to and performed by Contractor with respect to the Project. The parties acknowledge and agree that the Project involves several discrete “phases” of Work, and each phase to be performed by Contractor shall be incorporated into this Agreement by an amendment executed by both Parties. Each amendment shall be consecutively numbered (e.g. Exhibit A1, Exhibit A2, etc) and shall describe and detail: (i) the scope of work to be performed; (ii) the Cost of the Work (as defined in Section 5) and the Contractor’s Fee (as defined in Section 4) for the work to be performed; (iii) any attendant and requisite changes to the Project Schedule, Preliminary Schedule of Values, required completion dates, liquidated damages, or fees; and (iv) any other changes to the Agreement terms and conditions necessitated by the particular phase of work. All work described and incorporated on any Exhibit A hereto shall be collectively referred to as the “Work”.

1.1 The Contractor agrees that Steve Dahl shall serve as the Project Manager of the Contractor for the Work and, in that capacity, he shall be responsible for personally managing and administering the performance of the Contractor’s obligations under this Agreement, subject to his continuing employment by Contractor and the needs, staffing and skill requirements of the specific Project stage). The Project Superintendent of the Contractor for the Project will be mutually agreed upon by the Parties. Provided they remain in the employ of or otherwise affiliated with the Contractor, the persons referenced in this Section shall not be replaced without the prior written approval of the Owner. The Owner shall have the right to approve persons proposed as replacements for the Project Manager and Project Superintendent. The Owner’s approvals under this Section shall not unreasonably be withheld. Furthermore, the Contractor agrees that the primary members of the Contractor’s Project team will be available to perform the Work on throughout its duration.

1.2 The Contractor agrees that throughout the Project’s duration, the Contractor will have sufficient resources available to perform and complete the Work in accordance with the Project Schedule (as defined in Exhibit D). Furthermore, the Contractor represents and warrants that any labor or other agreement it may have with its employees or any entity representing them does not expire prior to the Guaranteed Completion Date (as hereinafter defined); provided however, that the collective bargaining agreements governing craft labor required for the performance of the Work do contain wage escalation provisions that may increase wage rates and, accordingly, the costs of labor over the course of the Project. Copies of these agreements will be made available to the Owner upon request.

2. Contract Documents. The Contract Documents shall be defined as the following, which are all incorporated herein by this reference:

This Agreement.

Scope of Work or “Work”, including without limitation the Drawings and Specifications listed therein, attached as Exhibit A.

Preliminary Schedule of Values, attached as Exhibit B, provided solely as a preliminary estimate of cash flow needs for the Owner

Form of Waivers and Releases, attached as Exhibit C.

Project Schedule, attached as Exhibit D.

Contractor Rates as of the effective date of Agreement: Craft Rates, Equipment Rates and Fabrication Rates, , attached as Exhibit E.

Form of Subcontractors’ Express Warranties, attached as Exhibit F.

In the event of conflicts or inconsistencies between or among the Contract Documents, this Agreement shall take precedence over the Scope of Work (including without limitation its Drawings and Specifications), the Drawings shall take precedence over the Specifications, and larger-scale detailed Drawings shall take precedence over smaller scale general Drawings. In the event of any remaining conflicts or inconsistencies between or among the Contract Documents, the Contractor shall perform the higher quality and the greater quantity of the Work except as directed in advance of the Work in writing by the Owner to do otherwise.

3. Total Price. The Owner shall pay the Contractor for the Contractor’s performance of its obligations under this Agreement the Cost of the Work (as defined in Section 5) plus the Contractor’s Fee (as defined in Section 4).

4. Contractor’s Fee. The Contractor’s Fee shall be as specified on Exhibit A (the “Contractor’s Fee”). The Contractor’s Fee shall be compensation for all of the Contractor’s costs not included in the Cost of the Work. In the event that change orders and/or added or deleted Work increase or decrease the total Cost of Work over the sum specified on the applicable Exhibit A, then Contractor’s Fee shall be increased or decreased in accordance with the formula set forth in Section 10.2 for all amounts over or below said threshold.

5. Cost of the Work. The Cost of the Work shall be limited to costs reasonably incurred by the Contractor in the proper performance of the Work (as further described below, the “Cost of the Work”), which shall exclude any components supplied by Owner or others. Contractor equipment, labor and supervision shall in be billed in accordance with Contractor’s then current rate schedules (the version effective as of the execution date of this Agreement is attached hereto as Exhibit E). All remaining costs shall be at rates comparable to the standard paid at the place of the Project . Contractor is directed to employ a forty (40) hour work week and not utilize overtime or premium time rates or incur material or equipment expediting costs, unless the Owner has approved the use of such overtime or premium time or expediting costs in writing in advance. In addition, Contractor shall keep Owner regularly apprised of crew sizes and shall provide written monthly reports documenting actual versus estimated man-hours expended in the course of the Work. The Cost of the Work shall include only the items set forth in this Section 5, as follows:

5.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or in Contractor’s fabrication facilities.

5.2 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at locations other than the site, provided that the nature and scope of such off-site Work is approved in writing in advance by the Owner.

5.3 Wages or salaries of the Contractor’s supervisory and administrative personnel wherever located or engaged, but only for that portion of their time required for and directly related to the performance of the Work.

5.4 Costs paid or incurred by the Contractor for employee-related insurance, contributions, assessments, travel, subsistence and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as employee-related insurance, contributions, assessments, sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Paragraphs 5.1, 5.2, and 5.3.

5.5 Actual payments made by the Contractor to Subcontractors in accordance with the requirements of the applicable subcontracts and supply contracts, and subject to the provisions of Section 26 and its subparagraphs. As used in this Agreement, the term “Subcontractors” shall include all subcontractors and suppliers under a direct contract with Contractor.

5.6 Costs, including transportation and installation, of materials and equipment incorporated or to be incorporated in the completed Project. Costs, including transportation, installation, maintenance, dismantling and removal, of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by the construction workers which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall be fair market value.

5.7 Rental costs of machinery and equipment used in the performance of the Work; provided that in no event shall such rental costs paid for particular items of machinery or equipment exceed the market rate purchase price of such items.

5.8 Costs of installing equipment and components furnished by the Owner (“Owner-Furnished Components”).

5.9 Costs of removal and disposal of debris from the Project site.

5.10 Premiums for insurance, to the extent of the portion directly attributable to this Agreement.

5.11 Costs of permits, fees, tests and inspections paid by the Contractor pursuant to Section 20.

5.12 Costs relating to any general conditions and overhead reasonably allocable to the Work and not to any other project. These costs include items such as utilities, telecommunications, water coolers, portable toilets, etc.

5.13 Cost of the building permit, if obtained by the Contractor; provided, that this cost shall not be subject to Contractor’s markup or fee.

5.14 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

6. Costs Not to be Reimbursed. The Cost of the Work shall, except to the extent reasonably allocable to the Work or the Project, exclude the following:

6.1 Wages, salaries and other compensation of the Contractor’s and Subcontractors’ personnel for their time not required for the performance of the Work.

6.2 Expenses of the Contractor’s principal office and other offices,

6.3 Overhead, “soft” general conditions costs, and other general expenses.

6.4 The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

6.5 The Owner’s costs in furnishing Owner-Furnished Components.

6.6 Costs due to the fault or negligence of the Contractor, Subcontractors, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to costs of correcting, retesting and reinspecting damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

6.7 Any cost not specifically and expressly described in Section 5.

7. Financing Arrangements. The Owner either has or will obtain financing for the work to be performed under this Agreement. Upon execution of this Agreement or as soon thereafter as reasonably possible, the Owner shall provide the Contractor with evidence of financing in a mutually agreeable form, which shall include a deposit of the Contract Price, including any bonus potentially payable to the Contractor, in a bank account in the name of the Contractor or its affiliate. Evidence of such financing shall be a condition precedent to the Contractor’s commencing or continuing the Work. The Contractor shall be notified prior to any material change in financing.

8. Payment. The Owner shall pay the Contractor the Contract Price in monthly progress payments plus a final payment, as set out in this Section 8. Progress payments shall reflect the actual Cost of Work and the allocable portion of Contractor’s Fee for said period, but Contractor shall endeavor to perform the Work and bill in accordance with the Preliminary Schedule of Values attached as Exhibit B. The Preliminary Schedule of Values shall be updated from time to time by the Contractor to account for actual Work progress, changes in the Work or Project Schedule, Change Orders (as defined in Section 10) and allocation of contingencies. Final payment shall be made upon Mechanical Completion of the Work, subject to the provisions of Section 8.2.

8.1 The Contractor’s applications for progress payments, together with such waivers and releases, Cost of the Work documentation and cost data, and other documentation as the Owner or its lender or engineer reasonably shall require, shall be submitted to the Owner no later than the fifth (5th) day of each month, and the Owner shall make payment via wire transfer to the Contractor no later than fifteen (15) days after receipt of Contractor’s application for a progress payment. The Owner shall make final payment no later than fifteen (15) days after receipt of Contractor’s application for final payment, together with such waivers and releases, Cost of the Work documentation and cost data, warranties, operations and maintenance manuals, keys, record drawings, and other documentation and items as the Owner reasonably shall require. The Owner and Contractor agree that the waivers and releases to be submitted under this Paragraph 8.1 shall be in the form set out in Exhibit C. The Owner and Contractor also agree that such waivers and releases shall be executed by the Contractor and those from whom the Owner may reasonably require them.

8.2 The Owner may withhold all or a portion of a progress payment or final payment on account of (1) incomplete Work, (2) defective or nonconforming Work, (3) claims filed or a reasonable basis to believe that such claims will be filed imminently, (4) failure of the Contractor to make payments properly for labor, services, materials, equipment or subcontracts, (5) damages caused to the Owner or another party by Contractor or those under Contractor’s control, or (6) failure to carry out the Work in accordance with this Agreement, all as determined by Owner in its reasonable discretion. In so doing, the Owner may withhold up to one hundred fifty percent (150%), respectively, of (1) the cost to complete such incomplete Work, (2) the cost to cure such defective or nonconforming Work, (3) the amount of such claims, (4) the amount of such payments not made, (5) the amount of such damages, and (6) all costs reasonably necessary to cure any failure to carry out the Work in accordance with this Agreement.

8.3 The making of final payment shall constitute a waiver of all claims by the Owner except those expressly reserved in writing by the Owner at the time of final payment and those arising from (1) unsettled construction lien or other claims, (2) defective, deficient, or nonconforming Work, (3) failure of the Work to comply with the requirements of this Agreement or (4) breach of warranty.

8.4 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if, before making the payment, the Contractor included them in an application for payment and received payment therefor from the Owner. The Contractor shall timely notify the Owner of all opportunities for such cash discounts. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured. Amounts which accrue to the Owner in accordance with this provision shall be credited to the Owner as a deduction from the Cost of the Work.

9. Contract Times. Time is of the essence of this Agreement, and specifically of the provisions of this Section 9, which sets forth the times of performance for various components of this Agreement (the “Contract Times”).

9.1 The Contractor has already commenced performance of the Work pursuant to a Limited Notice to Proceed executed by the Owner and the Contractor on July 14, 2006.

9.2 Both the Owner and Contractor shall perform their obligations under this Agreement in compliance with the Project Schedule attached as Exhibit D, subject to modifications of such Project Schedule consistent with changes in the Contract Times pursuant to Sections 10 and 13.

9.3 The Contractor shall achieve Mechanical Completion (as hereinafter defined) of the Work not later than the applicable date specified on Exhibit A, subject to changes in these Contract Times pursuant to Sections 10 and 13 (the “Guaranteed Mechanical Completion Date”). Mechanical Completion shall be achieved when: (i) the Work is completed in accordance with this Agreement, except for punch list items; (ii) the Owner has received any required temporary or final certificate of occupancy from the governmental agency with jurisdiction over the Project; and (iii) the registered architects or engineers who designed portions or components of the Work have issued certificates of Mechanical Completion as to those portions or components. The Owner shall not occupy or utilize the Work until it is mechanically completed except as agreed in writing in advance by the Contractor.

9.4 The Contractor shall achieve Final Completion (as hereinafter defined) of the Work not later than the applicable date specified on Exhibit A, subject to changes in these Contract Times pursuant to Sections 10 and 13 (the “Guaranteed Final Completion Date”). Final Completion shall be achieved when: (i) Mechanical Completion of the Work has been acknowledged by the Owner and engineer in writing; (ii) final lien waivers and releases and other documents or inspections reasonably required by Owner’s engineer or lender have been delivered; (iii) the Contractor has delivered the job books and as-built drawings; (iv) all the Contractor’s supplies, personnel and rubbish have been removed from the site; (v) all punch list items have been completed (or otherwise resolved by agreement of the Owner and the Contractor; and (vi) Liquidated Damages, if applicable, have paid to Owner.

9.5 In lieu of actual delay damages, the Owner and Contractor agree that if Mechanical Completion is not achieved by the applicable Guaranteed Mechanical Completion Date, the amount of the Owner’s actual damages will be difficult to determine. Accordingly, the Owner and the Contractor agree that in the event the Contractor fails to achieve Mechanical Completion by the applicable Guaranteed Mechanical Completion Date, the Contractor shall pay to the Owner as liquidated damages to compensate the Owner for damages related to the delayed completion of the Work (“Liquidated Damages”) seventy-five thousand dollars per week ($75,000/week) for every calendar week Contractor fails to meet the Guaranteed Mechanical Completion Date referenced in paragraph 9.3 (less then full weeks shall be pro-rated; provided, however, that the aggregate amount of liquidated damages cannot exceed six hundred thousand dollars ($600,000).

9.6 The Owner and Contractor agree that if Mechanical Completion for the Work occurs prior to the Guaranteed Mechanical Completion Date, the Owner shall pay to the Contractor as a bonus seventy-five thousand dollars per week ($75,000/week) for every calendar week the Work reaches Mechanical Completion prior to its Guaranteed Mechanical Completion Date (less then full weeks shall be pro-rated); provided that the aggregate amount of the bonus shall not exceed three hundred thousand dollars ($300,000).

10. Changes. Without invalidating this Agreement, the Owner or Contractor may order changes in the Work within the general scope of this Agreement consisting of additions, deletions or other revisions (each a “Change Order”). It is expressly understood and agreed that the Contractor shall not be entitled to additional compensation or an extension of the Contract

Times for any extra or additional work or for work outside the scope of the Agreement, except as set out in this Section 10.

10.1 The Owner and Contractor shall enter into a written Change Order signed by both parties stating the changed Work to be performed, any agreed changes in the Contractor’s Fee, and any agreed changes in the Contract Times. Any extra or changed work performed without prior written direction or approval of Owner shall not be compensated by Owner.

10.2 If the Owner and Contractor are unable to agree on the changes in the Contractor’s Fee or the changes in the Contract Times, the Owner may direct the Contractor in writing to perform the changed Work and the Contractor shall immediately perform such Work. In such case, and subject to Section 4 above, (i) the Contractor’s Fee shall be calculated in accordance with the following mark-up schedule, as applied to the actual change in the Costs of the Work: 20% on staff labor and supervision; 15% on direct and fabrication labor; 10% on materials and equipment and 5% on Subcontractors; and (ii) the Contract Times shall be adjusted based on the reasonable actual impact on the Contractor’s performance of the Work. If the parties are unable to agree on the changes in the Contractor’s Fee or in the Contract Times, the Owner shall determine any such changes, which shall be subject to arbitration if demanded by the Contractor.

11. Site Investigation. The Contractor warrants that, by examination, it has satisfied itself as to the general nature and location of the Work, the general character, quantity and kind of materials to be encountered, the equipment required and the general conditions and other matters which may in any manner affect the Work. The Owner shall furnish all site surveys and legal descriptions required for the Work, if any, and Contractor shall be entitled to rely upon the same. Contractor expressly disclaims all liability for latent or subsurface conditions. Notwithstanding the foregoing, Contractor shall be responsible for locating and managing the Work around any existing underground pipes and electrical lines.

12. Claims for Damages. If the Contractor has any claim for additional compensation or other damages against the Owner, the Contractor shall give the Owner written notice of such claim within ten (10) days after the Contractor obtains knowledge of the event alleged to have given rise to the claim. If the Contractor fails to give such notice, the claim shall be deemed waived and forever discharged.

13. Delay. If the Contractor is ready, able and willing to work but is delayed at any time during the progress of the Work by any act or neglect of the Owner, changes ordered in the Work or an event of Force Majeure (as defined in Section 38), the Contract Times shall be extended by the number of calendar days that the Work as a whole is delayed pursuant to this Section 13. The Contractor shall submit any claim for an extension of time to the Owner, in writing, within ten (10) days after the commencement of the delay. Only one claim is necessary in the event of a continuing delay. The written claim for extension of time shall state the number of days claimed and the reason for the delay. Any claim for a time extension which is not presented in accordance with all requirements of this paragraph shall be deemed waived and forever discharged.

13.1 If adverse weather conditions or other events of Force Majeure are the basis for a claim for an extension of the Contract Times, such claim shall be allowed only to the extent it is documented by data substantiating that the weather conditions (i) were unusually severe for the Aberdeen area during the period of time in question, (ii) unusually severe to be defined as occurrences of in excess of 1.50 inches of precipitation for 2 or more consecutive days, and/or precipitation in excess of 2.00 inches of precipitation for 1 or more consecutive days, and/or precipitation in excess of 1.00 inches for 3 or more consecutive days, as measured at Hoquiam’s Bowerman Airport, (iii) could not have been reasonably anticipated and (iiii) had an adverse effect on the scheduled performance of the Work.

13.2 An extension of the Contract Times shall be allowed only to the extent that such delay was not caused by any fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

13.3 If the Work is stopped or suspended by order of any court or governmental authority, within seven (7) days after receipt of notice that such Work stoppage or suspension is removed, the Contractor shall complete the Work as expeditiously as reasonably possible. In the event of such stoppage or suspension, the Contractor shall be entitled to an extension in the Contract Times equal to the length of the delay (the length of the stoppage or suspension plus the seven (7) or fewer days after notice within which the Contractor recommences the Work) plus an equitable increase in the Contractor’s Fee.

14. Contractor’s Payment Obligations. The Contractor shall pay all of its obligations arising out of or in connection with the Work in a timely manner. Upon reasonable evidence that one or more Subcontractors have not been or will not be paid, the Owner may pay any of the Contractor’s payment obligations directly to the claimant or by multiple payee check to the Contractor and the claimant and parties in intervening tiers, if any, and deduct the amount of such payment from amounts due or to become due to the Contractor. Upon the Owner’s written request, the Contractor shall furnish to the Owner all information required to facilitate such direct or multiple payee payments, including without limitation a complete listing of outstanding amounts owed to all Subcontractors.

15. Liens. The Contractor shall keep the Project and Project property free and clear of all construction liens arising out of the Work. If any liens arising out of the Work are filed by any person or entity, including without limitation any Subcontractor, the Contractor shall, at its cost and within ten (10) days after demand from the Owner, satisfy said lien or post and perfect a bond under applicable law so as to remove the lien from the Project and Project property. The above notwithstanding, nothing herein shall preclude or deprive Contractor of the right to file and maintain a lien on the Project or Project property in the event of non-payment by Owner.

16. Warranty.

16.1 The Contractor warrants to the Owner that the materials and equipment furnished under this Agreement will be (a) new and of good quality; (b) free from defects in materials and workmanship, unless otherwise approved in writing in advance by the Owner, and (c) that the Work will be performed in a good and workmanlike manner and in accordance with the Plans and all applicable codes, laws and standards. The Contractor shall collect and submit to the Owner, upon Mechanical Completion of the Work, all warranties from Subcontractors supplying materials, equipment or components incorporated into the Project, and the Contractor hereby assigns to the Owner all of the Contractor’s rights under such warranties. The Contractor agrees that such warranties from those Subcontractors referenced in Exhibit F shall comply with the requirements set out in Exhibit F.

16.2 The Contractor will recommend to Owner all process and construction improvements that it believes in good faith would optimize the Project construction and operations, provided that Contractor’s liability for breaches of such warranty shall be limited to instances of gross negligence or willful misconduct.

16.3 The following shall govern the durations of the warranties described above. The base warranty period will commence when Mechanical Completion has been achieved and will continue for the lesser of (i) twelve (12) months from the applicable Guaranteed Mechanical Completion Date; or 18 months after the applicable Final Completion Date (“Base Warranty Period”). Warranty for any repairs or replacements shall commence on the date the repair or replacement is completed and continue until the later of the expiration of the Base Warranty Period or six (6) months from the date of completion of the repair or replacement and shall not exceed a maximum of thirty (30) months from the Mechanical Completion Date (the “Repair Warranty Period”) (the Base Warranty Period plus the Repair Warranty Period are collectively referred to as the “Warranty Period”). Contractor shall, as mitigation of the damages suffered by the Owner, at Contractor’s own cost and expense (including the cost of labor and equipment) promptly repair or replace with materials of new and good quality any Work or materials which fail to comply with the warranty during the Warranty Period.

17. Defective Work. The Work shall be subject to observation and approval by the Owner and representatives of governmental agencies with jurisdiction over the Project. Without limiting the effect of the prior sentence, all portions or components of the Work designed by registered architects or engineers shall also be subject to their observation and approval. The Contractor shall promptly correct, at no cost to the Owner, all Work reasonably rejected by the Owner and all Work rejected by such agency representatives. Should the Contractor fail to correct rejected Work, the Owner may correct such Work and the Contractor shall pay the Owner’s actual costs of correction.

18. Cleanup. The Contractor at all times shall keep the Project premises reasonably free from waste, debris and other excess materials caused by the Work, and shall leave the premises in “broom clean” condition at the end of each day of Work. Upon both substantial and final completion of the Work, the Contractor shall remove all waste, debris, tools, equipment and excess materials from the Project site, shall properly dispose of all such items, and shall leave the site in a neat and orderly condition. Should the Contractor fail to perform its obligations under this Section, the Owner may do so at the Contractor’s expense.

19. Site Access. The Contractor shall allow the Owner and its representatives access at all reasonable times to the Project site and to the Work wherever being performed. In visiting the Project site and the Work, the Owner and its representatives shall not unreasonably interfere with or delay the performance of the Work, whether performed by the Contractor or Subcontractors.

20. Permits and Inspections. If requested by Owner, the Contractor shall secure and initially pay for the building permit, plan check fees, and all other permits and fees, tests and inspections by governmental agencies required and necessary for the performance and completion of the Work by the Contractor and Subcontractors. The Owner shall reimburse the Contractor for the cost of the building permit (but there shall be no Contractor fee or markup thereon). The Contractor’s other costs incurred under this Section 20 shall be reimbursed by the Owner as part of the Cost of the Work, except to the extent tests or inspections hereunder disclose defective or nonconforming Work caused by the fault or negligence referenced in Section 6.6.

20.1 The Owner shall contract and pay for all tests and inspections of the Work by third parties required and necessary for the performance and completion of the Work by the Contractor and Subcontractors; provided that the Contractor rather than the Owner shall pay for such tests and inspections to the extent they disclose defective or nonconforming Work. The Contractor’s costs incurred under this Section 20.1 shall be reimbursed as part of the Cost of the Work, except to the extent the defective or nonconforming Work is caused by the fault of negligence referenced in Section 6.6. The Contractor shall give the Owner reasonable notice of the time for the tests and inspections referenced in this Section 20.1.

20.2 Observations or approvals by the Owner, architect or others (including third parties) shall not relieve Contractor of its sole responsibility for construction means, methods, techniques, sequences, safety issues, and procedures, and for supervising, coordinating and performing all of the Work.

21. As-Built Drawings. The Contractor shall maintain during the progress of the Work as-built drawings indicating the current status of the Work as actually performed. Upon Mechanical Completion of the Work, the Contractor shall prepare a final version of such as-built drawings and submit them to the Owner. Upon final completion of the Work, the Contractor shall prepare and submit to the Owner revised as-built drawings as necessary such that the Owner has received from the Contractor a set of as-built drawings of the Work as actually performed at Final Completion.

22. Owner’s Construction and Separate Contracts. The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces or by separate contracts.

22.1 The Contractor agrees to cooperate with the Owner and the Owner’s separate contractors, and the Owner agrees to cooperate with the Contractor and to require its separate contractors to do the same, with respect to scheduling, material and equipment deliveries and storage, security, cleanup, work activities and other aspects of the Project. The Contractor shall be responsible for any avoidable interference in or delays to the work related to the Project performed by the Owner’s own forces or separate contractors caused by the Contractor. The Owner shall be responsible for any avoidable interference in or delays to the Work caused by the Owner’s own forces or separate contractors.

22.2 Any work performed by the Owner’s own forces or separate contractors shall not be covered by the Contractor’s warranties under this Agreement. In the event the Owner furnishes Owner-Furnished Components, the Contractor’s warranties under this Agreement shall extend to the installation but not to the materials, equipment, or components per se.

23. Safety and Environment. The Contractor shall be responsible for all safety precautions and programs in connection with the performance of the Work, including without limitation precautions and programs to prevent damage, injury and loss to those performing the Work and other persons, to the Work and materials and equipment to be incorporated into the Project, and to other personal and real property at the Project site and adjacent thereto.

23.1 Immediately upon discovery, the Contractor shall cease performance of the Work in that area of the Project where there are, or reasonably appear to be, the following: (a) materials which are or which it reasonably believes are hazardous materials which are not controlled or have not been rendered harmless; or (b) a condition which is or which it reasonably believes is a wetland condition which is not protected; or (c) items or a circumstance which is or that it reasonably believes is a Native American archeological site which is not protected.

23.2 As used in this Section 23: (a) the term “hazardous materials” shall mean and include all “hazardous substances” as defined in the federal Comprehensive Environmental Response Compensation Liability Act (CERCLA), all “hazardous waste” as defined in the federal Resource Conservation Recovery Act (RCRA), and similar terms as used in applicable federal, state and local statutes, rules and regulations; and (b) the term “wetland condition” shall mean and include all “wetlands” and “waterbodies” subject to regulation under the federal Clean Water Act and similar terms as used in applicable federal, state and local statutes, rules and regulations; and (c) the term “Native American archeological site” shall mean and include any cairn, burial, human remains, funerary objects, sacred objects or objects of cultural patrimony of any native Indian, as referenced in applicable federal, state and local statutes, rules and regulations.

23.3 Upon ceasing the Work in the circumstances described in Section 23.1, or upon discovery of any occurrence or condition which constitutes or reasonably could constitute an immediate danger to persons, property or the environment, the Contractor shall take such emergency actions as are reasonably necessary to contain any suspected hazardous materials or limit their effects, to protect the suspected wetland condition or the suspected Native American archeological site, or to otherwise minimize the danger, shall take such temporary measures as are reasonably necessary to secure the involved area of the Project site from further disturbance, and shall notify the Owner in person, by telephone or by telecopy as soon as possible with prompt confirmation in writing. The Contractor shall not resume the Work in the affected area until it has received a written order from the Owner to do so.

24. Compliance with Laws. The Contractor shall comply with all applicable federal, state and local laws, statutes, codes, regulations, rules, orders and rulings as well as all applicable construction industry standards, including without limitation those governing labor, materials, equipment, construction procedures, safety, health, sanitation and the environment.

25. Independent Contractor. The Contractor is an independent contractor and employing unit and shall be responsible for taxes or contributions payable on its employees, including without limitation employee contributions under federal or state laws and full compliance with record keeping, reporting and other requirements of such laws.

26. Subcontracts. Each Subcontractor whose work on a single project is anticipated to exceed $500,000 , or whose work in the aggregate is expected to exceed $1,000,000 must be approved in writing by the Owner before the Contractor signs the subcontract and before the Subcontractor begins any work on the Project. The Contractor shall, when practicable, solicit competitive bids from qualified subcontractors before seeking the Owner’s approval for work of the magnitude described in the previous sentence. The Contractor shall be responsible for all the acts and omissions of Subcontractors and their employees and agents. The Contractor’s subcontracts and supply contracts shall require the Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by the terms of the Contract Documents and to assume toward the Contractor all of the obligations which the Contractor, by the Contract Documents, assumes toward the Owner. The Contractor’s subcontracts and supply contracts shall include a provision whereby the Subcontractor consents to the assignment of the subcontract or supply contract to the Owner contingent upon the Contractor’s default pursuant to Section 37. Nothing in this Agreement shall be construed to establish a contractual relationship between the Owner and any Subcontractor, except for the Owner being a third-party beneficiary of the subcontracts and supply contracts hereunder.

27. Assignment. The Contractor shall not delegate its obligations to the Owner under this Agreement in whole or in part, nor shall any rights of the Contractor under this Agreement be assigned, without the prior written approval of the Owner. The Owner’s approval shall not unreasonably be denied. The Owner’s approval of any such delegation or assignment shall not relieve the Contractor of any of its obligations under this Agreement. Notwithstanding the foregoing, the Owner may assign this Agreement, in whole or in part, without the Contractor’s consent, (i) to a Lender or any trustee or agent of a lender or financier as collateral security (and in connection therewith, Contractor shall execute and deliver to the lender or financier a consent agreement in a form reasonably requested by such lender or financier) or (ii) to an affiliated or subsidiary company, or to a company growing out of a consolidation or acquisition by or of, or merger with, the assigning party.

28. Aesthetics. The Owner’s decisions in matters relating to aesthetic effect shall be final if reasonably consistent with the Contract Documents.

29. Intentionally omitted.

30. Ownership of Drawings and Specifications.

30.1 The Owner, through its architect or engineer, shall provide all Drawings, Specifications and other design, architectural and engineering documents included in the Contract Documents, whether in print, CADD, or other computerized or other form of memory or recording, describing and necessary for the Work to be performed (the “Plans”). The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless the Contractor needs to provide such services in order to carry out its responsibilities for construction means, methods, techniques, sequences and procedures or unless such services are specifically called for by the Contract Documents. If professional services are required of the Contractor, the Owner shall indicate all performance and design criteria to be satisfied. The Contractor shall not be responsible for the adequacy of such performance and design criteria. The Contractor shall obtain professional services and any design certifications required from licensed design professionals. All drawings, specifications, calculations, certifications and submittals prepared by such design professionals shall bear the signature and seal of such design professionals and the Owner and the architect/engineer shall be entitled to rely upon the adequacy, accuracy and completeness of such design services absent violation of existing laws, rules and regulations in the jurisdiction where the Project is located; provided, however, that nothing in this Section 30.1 shall be construed to limit the Contractor’s obligations under Section 16.2.

30.2 The Plans are to be used by the Contractor and Subcontractors for the limited purpose of describing the Work to be performed. The Contractor may maintain one (1) record set of such documents; all other sets and copies of such documents shall be returned to the Owner upon Mechanical Completion of the Work. Neither the Contractor nor Subcontractors shall have any copyright or other property interest in such documents, shall not provide the documents or copies thereof to any third parties for any purpose except as necessary or required to perform the Work, and shall not use the documents on any other project or for any work under any other contract without the specific approval of the Owner in writing in advance.

30.3 All information and Plans to be provided by the Owner or its agents under this Agreement (collectively, the “Work Product”) shall be the exclusive property of the Owner. Furthermore, all Developments shall be the exclusive Property of the Owner. “Developments” means (i) all products, devices, computer programs, original video content, information, inventions, ideas, concepts, discoveries, designs, improvements, techniques, data, technology, know-how, algorithms or procedures, whether or not patentable or copyrightable and whether reduced to practice, (ii) all patents and patent rights, copyrights, trade secrets, trademarks, and other similar property rights, and (iii) all Project process or operational writings, records, journals, laboratory notebooks, data, texts, drawings, specifications, source code, data and other recorded information and other materials (in written, electronic or other medium), in preliminary or final form, that (a) are within the scope of or directly related to the Project process or operation or process-related research or investigations or results that are from or are suggested by the Contractor’s or Subcontractors’ performance of the Work, and (b) that are created, conceived, reduced to practice, developed, discovered, invented or made by the Contractor or Subcontractors during the term of this Agreement, whether solely or jointly with others, and whether or not while engaged in performing the Work. The Contractor agrees and does hereby assign, grant, transfer and convey to the Owner, its successors and assigns, the Contractor’s entire right, title, interest and ownership in and to such Developments, including all intellectual property rights associated with such Developments and specifically including the right to secure patent and copyright registration. The Contractor confirms that the Owner and its successors and assigns shall own the Contractor’s right, title and interest in and to, including the right to manufacture, use, reproduce, distribute by sale, rental lease or lending or by other transfer of ownership, to perform publicly, and to display, all such Developments, whether or not such items constitute all “work made for hire” as defined in 17 U.S.C. Section 201(b). The Owner shall have, and the Contractor hereby grants to the Owner, an unrestricted, transferable, fully paid up, perpetual license and right to use, reproduce and make derivative works from all Developments. This license shall survive termination of this Agreement by either Party for any reason. The above notwithstanding, in no event shall the provisions of this Section 30 in any way apply to Contractor’s means and methods in performing the Work, the rights to and ownership of which shall solely reside with and belong to Contractor.

31. Indemnity. To the fullest extent permitted by law, the Contractor shall defend, hold harmless, reimburse and indemnify the Owner, and its architect and engineer, and their partners, owners, members, officers, agents and employees (the “ Owner Indemnified Parties”) from, for and against any and all claims, demands, losses, costs, damages, expenses, penalties, actions, suits and liabilities, including without limitation investigation costs, attorneys’ and expert witnesses’ fees and other legal expenses, arising out of or related to this Agreement or the Work, including without limitation injury or death to persons or damage to property of any kind, to the extent such claims, demands, losses, costs, damages, expenses, penalties, actions, suits or liabilities are caused by the negligence, breach of contract, breach of warranty, or other wrongful acts or omissions, whether active or passive, including but not limited to failure to comply with applicable laws, on the part of the Contractor, Subcontractors, or the partners, officers, directors, agents, or employees of any of them, or anyone for whose acts Contractor is responsible.

If claims are asserted against any Owner Indemnified Party by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them, or anyone for whose acts they may be liable, the Contractor’s indemnification obligation under this section shall not be limited by any limitation on the amount or type of damages, compensation, or benefits payable to the employee by or for the Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts, or other employee benefit acts. The Contractor agrees that its indemnification obligations extend to claims, demands, and causes of action brought by or on behalf of its employees or agents. Only to the extent necessary to fulfill those obligations, the Contractor, by mutual negotiation, hereby waives any immunity that would otherwise be available against claims brought by employees or agents under the Industrial Insurance provisions of RCW Title 51.

To the fullest extent permitted by law, Owner shall defend, hold harmless, reimburse and indemnify the Contractor, and its partners, owners, members, officers, agents and employees (the “ Contractor Indemnified Parties”) from, for and against any and all claims, demands, losses, costs, damages, expenses, penalties, actions, suits and liabilities, including without limitation investigation costs, attorneys’ and expert witnesses’ fees and other legal expenses, arising out of or related to this Agreement or the Work, including without limitation injury or death to persons or damage to property of any kind, to the extent such claims, demands, losses, costs, damages, expenses, penalties, actions, suits or liabilities are caused by the negligence, breach of contract, breach of warranty, or other wrongful acts or omissions, whether active or passive, including but not limited to failure to comply with applicable laws, on the part of the Owner, its contractors, or the partners, officers, directors, agents, or employees of any of them, or anyone for whose acts Owner is responsible.

If claims are asserted against any Contractor Indemnified Party by an employee of the Owner or anyone directly or indirectly employed by Owner, or anyone for whose acts Owner may be liable, the Owner’s indemnification obligation under this section shall not be limited by any limitation on the amount or type of damages, compensation, or benefits payable to the employee by or for the Owner under workers’ compensation acts, disability benefit acts, or other employee benefit acts. The Owner agrees that its indemnification obligations extend to claims, demands, and causes of action brought by or on behalf of its employees or agents. Only to the extent necessary to fulfill those obligations, the Owner, by mutual negotiation, hereby waives any immunity that would otherwise be available against claims brought by employees or agents under the Industrial Insurance provisions of RCW Title 51.

32. Limitation of Liability. Notwithstanding any provision of this Agreement and to the extent permitted by law, neither the Owner nor the Contractor, nor any of each of their subsidiaries, affiliates, directors, officers, employees or agents, be liable to the other party for any punitive, indirect, incidental, consequential, reliance or special damages or for lost revenues, lost savings or lost profits of any kind, regardless of the form of action.

33. Title and Risk of Loss.

33.1 Title to all equipment and materials to be incorporated into the Project shall pass to Owner upon delivery of such equipment and materials to the Project site or when Contractor receives payment relating to the equipment and materials, whichever occurs first. Notwithstanding the timing of passage of title, the Contractor and the Subcontractors providing equipment pursuant to this Agreement shall clearly mark all Work in progress and during the manufacturing and assembly as being prepared for the Project so as to distinguish such material from material in preparation for other facilities or projects.

33.2 Notwithstanding the provisions of Section 33.1, the Contractor shall bear the risk of loss of and damage to, and shall be obligated to repair, replace, or reconstruct, or pay for,

all or any portion of the Work, including any equipment or other item of Work which is lost, damaged or destroyed due to Contractor’s negligence, prior to the Final Completion of the Facility. Contractor’s building risk shall cover stolen property up to $250,000.

34. Contractor’s Insurance Obligations. The Contractor shall purchase from and maintain insurance for protection from claims under workers’ compensation acts and other employee benefit acts which are applicable, claims for damages because of bodily injury, including death, and claims for damages, other than to the Work itself, to property which may arise out of or result from the Contractor’s operations under this Agreement, whether such operations be by the Contractor or a Subcontractor or anyone directly or indirectly employed by any of them. This insurance shall be written for not less than limits of liability specified in this Section 34 or required by law, whichever coverage is greater, and shall include contractual liability insurance applicable to the Contractor’s obligations under Sections 23 and 33. Certificates of such insurance shall be filed with the Owner prior to the commencement of the Work.

34.1 The insurance required by this Section 34 shall be provided by an insurance company or companies lawfully authorized to conduct business in the state where the Project is located which have a policy-holder’s rating of not less than “A” in the most recent edition of Best’s Rating Guide. Such insurance shall be written on an occurrence basis and shall be maintained without interruption from the date of commencement of the Work until at least one (1) year following the date of Final Payment and at all times thereafter when the Contractor may be correcting, removing or replacing defective or rejected Work, or longer if required below. The Contractor shall name the Owner and its agents and employees as additional insureds on all insurance policies, except the Workers’ Compensation policy. The Contractor shall obtain from the Owner the list of names to appear on the insurance policies. The Contractor shall pay all deductibles. The insurance shall be written for not less than the following limits, or greater if required by law, and otherwise shall comply with the following requirements:

34.1.1 Workers’ Compensation:

a. State: Statutory.

b. Employer’s Liability: $1,000,000.

34.1.2 Commercial General Liability, applicable to all premises and operations, including Bodily Injury, Property Damage, Independent Contractors, Blanket Contractual, Personal Injury, Products and Completed Operations, Broad Form Property Damage (including Completed Operations) and coverage for explosion, collapse, and underground hazards, with limits of liability of not less than the following:

a. $1,000,000 combined single limit per occurrence.

b. $2,000,000 aggregate applicable specifically to the Project.

c. The Commercial General Liability insurance shall be primary and non-contributory with the Owner’s policies carried for their sole benefit and include umbrella liability coverage of not less than $10 million for per occurrence.

34.1.3 Comprehensive Automobile Liability, applicable to any automobile, including owned, non-owned, and hired automobiles, with limits of liability of not less than $1,000,000 combined single limit for Bodily Injury and Property Damage each accident.

34.1.4 Builders All-Risk insurance, with limits of liability as specified in Exhibit A (the “Builders All-Risk Insurance Limits of Liability”) naming Owner as the insured.

34.1.5 Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least thirty (30) days’ prior written notice to the Owner. Such notices and any endorsements subsequently issued amending coverage or limits shall be delivered to the Owner by certified mail. Upon receipt of any notice of cancellation, non-renewal or reduction in coverage, the Contractor shall within five (5) days procure other policies of insurance, similar in all respects to the policy or policies about to be canceled, non-renewed or reduced in coverage. If the Contractor fails to provide acceptable policies of insurance, the Owner may obtain such insurance at the cost and the expense of the Contractor.

34.1.6 The Contractor shall require each Subcontractor to purchase and maintain insurance of the types and for the durations stipulated hereinabove with policy limits as established by Contractors Master Subcontract Agreements. All general liability policies carried by Subcontractors shall be endorsed to include as additional insured parties the Owner and its agents and employees.

35. Owner’s Insurance Obligations. The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance, as well as a builder’s all-risk policy form naming the Contractor as an additional insured. The Owner in its sole discretion may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Agreement. The Owner may purchase and maintain, in a company or companies lawfully authorized to conduct business in the state where the Project is located, property insurance upon the entire Work at the site. Owner shall provide Contractor with all applicable policy specifications and endorsements with respect to the builder’s all-risk policy within ten (10) days of the effective date of this Agreement. Owner shall also be fully responsible for all deductibles or retentions thereunder

36. Owner’s Failure to Pay. If the Owner fails to make payment as required by this Agreement, i.e., a payment that is not withheld pursuant to section 8.2 hereof or as a result of an apparent error in the relevant invoice for a period of thirty (30) days after the payment due date, the Contractor upon ten (10) days written notice to the Owner may terminate this Agreement unless the Owner makes payment in full during the ten day period. In the event of such termination for nonpayment, the Owner shall pay the Contractor the Cost of the Work plus the Contractor’s Fee, in an amount equal to the Cost of the Work performed up to the effective date of termination multiplied by the proportion of the Cost of the Work performed up to the effective date of the termination (Contractor’s Fee at termination = (Contractor’s Fee) x (Cost of the Work performed up to the effective date of termination / Sum of Payments in Exhibit B, as amended)), thereon for the Work performed up to the effective date of termination, plus the Contractor’s demobilization and other costs directly relating to the termination.

37. Termination and Cancellation.

37.1 Termination.

37.1.1 Termination for Bankruptcy Events. If any proceeding is instituted against the Contractor seeking to adjudicate the Contractor as bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if the Contractor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of the Contractor, or if the Contractor files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or if the Contractor is unable to pay its debts when due or as they mature, then the Owner may, without prejudice to any other right or remedy the Owner may have, terminate this Agreement effective immediately upon giving written notice of such termination to Contractor.

As an alternative to termination if any of the above events occur, the Owner in its sole and absolute discretion may require (i) Contractor, its trustee or other successor, to furnish, upon Owner’s request, adequate assurance of Contractor’s ability to perform all further material obligations under this Agreement, which assurances shall be provided within five (5) calendar days after receiving notice of the request and (ii) Contractor to file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within ten (10) calendar days of the institution of the bankruptcy filing and to diligently prosecute such action. If Contractor fails to comply with its above obligations, Owner shall be entitled to request the bankruptcy court to reject this Agreement, declare this Agreement terminated and pursue any other recourse available to Owner under this Section 37. The rights and remedies under this Section 37 shall not be deemed to limit Owner’s ability to seek any other rights and remedies provided by this Agreement or by Law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code. Because of the urgent nature of the Work, Contractor will not oppose or object to any attempt by Owner to seek relief from any automatic stays.

37.1.2 Termination for Failure to Perform. If the Contractor refuses or fails to supply enough properly skilled workers or enough proper materials or equipment, fails to make prompt payment to Subcontractors or for labor, materials or equipment, violates or disregards laws, statutes, codes, ordinances, rules, regulations or orders of any public authority having jurisdiction of the Project, or otherwise defaults on any of its obligations under this Agreement, and fails to remedy or take bona fide actions to commence the remediation of such default within five (5) days after receipt of written notice of default from the Owner, then the Owner may take possession of the site and all of the Contractor’s materials, equipment, tools, construction equipment and machinery and complete all or any part of the Work, and the Contractor to the extent requested by the Owner shall assign the Contractor’s subcontracts and supply contracts to the Owner for the purpose of so completing Work. In the event the Owner takes over the Work pursuant to this Section, the Owner may dispose of excess materials and debris as it determines appropriate, in its sole discretion. The Contractor shall have no rights in the proceeds of such materials, unless they exceed the Owner’s costs of completing the Work and such other damages as the Owner may sustain as a result of the Contractor’s default. The Owner’s rights under this Section shall be subject to the rights of the Contractor’s surety and the Contractor’s trustee-in-bankruptcy, if any. The Owner’s election to take over all or any part of the Work shall not constitute the Owner’s sole remedy upon any such default. The Owner expressly reserves all other rights and remedies under this Agreement at law and in equity upon default, including without limitation the right to terminate this Agreement for cause.

37.2 Cancellation for Convenience. The Owner may cancel this Agreement at any time and for any reason, without cause and for its convenience, upon written notice to the Contractor. In the event of such cancellation for the Owner’s convenience, the Owner shall pay the Contractor the reasonable Cost of the Work plus the Contractor’s Fee, in an amount equal to the Cost of the Work performed up to the effective date of termination multiplied by the proportion of the Cost of the Work performed up to the effective date of the termination (Contractor’s Fee at termination = (Contractor’s Fee) x (Cost of the Work performed up to the effective date of termination / Sum of Payments in Exhibit B, as amended)), thereon for the Work performed up to the date of termination, plus the Contractor’s demobilization and other costs directly relating to the termination, minus any cost incurred by the Owner to the extent caused by Contractor or those for whom Contractor is responsible.

38. Force Majeure.

38.1 Excused Performance. Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to pay money in a timely manner, if and to the extent that its failure of, or delay in, performance is due to an event of Force Majeure, which shall be defined as any event or circumstance or combinations of events or circumstances beyond the reasonable control of a party that materially and adversely affects the performance by that party of its obligations under or pursuant to this Agreement, including, but not limited to, any act of God; act of civil or military authority; act of war whether declared or undeclared; act (including delay, failure to act or priority) of any governmental authority; civil disturbance; insurrection or riot; sabotage; fire; earthquake; flood; strike (excluding strikes against Contractor by its employees ); or embargo. Event; provided, that:

38.1.1 The affected Party shall give timely notice of any event or circumstance that it believes is or might become an event of Force Majeure, which notice shall include any information that may be required to justify a Change Order. Such notice shall be issued promptly but in no event later than five (5) days following actual knowledge of such condition.

38.1.2 The affected Party shall use reasonable efforts to remove or mitigate the effects of any Force Majeure Event.

38.2 Suspension of Performance. Any suspension of performance and Change Orders shall be of no greater scope and of no longer duration than is reasonably required by the event of Force Majeure, taking into account the circumstances which existed prior to the occurrence of the event of Force Majeure.

38.3 Owner Self-Help. If within a reasonable time after the occurrence of an event of Force Majeure Event that has caused Contractor to suspend or delay performance of the Work, reasonable action that Contractor could lawfully and reasonably initiate to remove or relieve either the Force Majeure Event or its direct or indirect effects has been identified and recommended to Contractor, and Contractor has failed to take such action, then Owner may, in its sole discretion and after three (3) days written notice to Contractor, at Contractor’s expense, initiate such reasonable measures as will be designed to remove or relieve such Force Majeure Event or its direct or indirect effects, and thereafter require Contractor to resume full or partial performance of the Work in accordance with the provisions of this Agreement.

39. Exclusivity. Contractor will agree to perform contracting services relating to biodiesel and glycerin exclusively for Owner so long as Contractor is engaged in the Project and for a period of twelve (12) months after the Mechanical Completion Date (the “Exclusivity Period”); provided that during the post-Project Exclusivity Period (i) Owner will endeavor to propose a new biodiesel or glycerin project for which it will engage Contractor and (ii) Contractor may present to Owner other biodiesel or glycerin projects proposed to it, and Contractor may engage in such projects only upon Owner’s consent, which shall be given in Owner’s sole discretion.

40. Dispute Resolution. Unless otherwise agreed in writing, the Contractor shall continue the Work and maintain the Schedule of the Work during any dispute resolution proceedings. If the Contractor continues to perform, the Owner shall continue to make payments in accordance with this Agreement.

40.1 Initial Dispute Resolution. If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions between the parties’ representatives, who shall have the authority to settle the dispute. If the parties’ representatives are not able to promptly settle the dispute, the senior executives of the parties, who shall have the authority to settle the dispute, shall meet within fifteen (15) days after the dispute first arises. If the dispute is not settled within ten (10) days from the referral of the dispute to the senior executives, the parties shall submit the dispute to arbitration in accordance with Section 40.2.

40.2 Arbitration. If the dispute cannot be settled pursuant to Section 40.2, the parties shall settle the dispute by binding arbitration under the current Construction Industry Arbitration Rules of the American Arbitration Association. Once one party files a request for arbitration with the other party and with the American Arbitration Association, the parties agree to conclude such arbitration within sixty (60) days of filing of the request. The parties shall request arbitration by a panel of three (3) arbitrators, selected in accordance with the Rules of the American Arbitration Association. The decision of the arbitrators shall be final and judgment upon the award may be entered into any court having jurisdiction thereof. Any construction lien foreclosure suit shall be stayed pending the arbitration.

40.2.1 Arbitration proceedings and any trial court suit or action arising out of or related to this Agreement shall be commenced and conducted in Olympia, Washington.

40.2.2 In addition to negotiation and arbitration as required herein, the Owner and Contractor agree to a single consolidated negotiation or, if necessary, arbitration of disputes between and among the Owner; Contractor; all Subcontractors and suppliers; architect, engineer and their consultants and their subconsultants; Owner’s separate consultants and contractors, and their respective subconsultants, subcontractors, suppliers and all other persons and entities performing labor, services, materials, equipments or other performance for the Project. Such consolidated mediation and arbitration otherwise shall be governed by the terms of this Section 40.

41. Governing Law; Forum; Attorney Fees. This Agreement and all disputes arising out of or related to this Agreement and the Work shall be governed by the laws of the State of Washington. Any arbitration, suit or action arising out of or related to this Agreement shall be commenced and conducted in Olympia, Washington. Should any suit, action or arbitration be commenced in connection with any dispute arising out of this Agreement, to obtain a judicial construction of any provision of this Agreement, to rescind this Agreement, or to enforce or collect any judgment or decree of any court or any award obtained during arbitration, the prevailing party shall be entitled to recover its costs and disbursements, together with such investigation costs and fees, expert witness costs and fees, and attorney costs and fees, as the court or arbitrator may adjudge reasonable, incurred in connection with such dispute before trial or arbitration, at trial or arbitration, upon any motion for reconsideration, upon any appeal or petition for review, and upon any collection efforts or proceedings.

42 Modification; Entire Agreement. No oral communication, promise, understanding, or agreement before, contemporaneous with or after the execution of this Agreement shall affect or modify any of its terms or obligations. This Agreement shall be conclusively considered to contain and express all the terms and conditions agreed upon by the parties, notwithstanding any prior or contemporaneous written communication, promise, understanding or agreement. This Agreement shall be modified only by a subsequent writing signed by both parties.

43. Audit. Owner shall have the right to conduct an independent audit of Contractor’s records, books and all other cost documentation at any time during or after the Project. Contractor shall allow reasonable access to Contractor’s offices and other sites where the documentation is kept, and Contractor shall cooperate fully in the audit. Contractor understands and agrees that the audit may require more than one visit to Contractor’s offices or other sites.

Owner and its audit representatives will endeavor to minimize interference to Contractor’s operations while the audit is being conducted.

44. Waiver. Either party’s waiver of any breach of any provision of this Agreement by the other party shall not constitute a waiver of any further or additional breach of such provision or of any other provision of this Agreement.

45. Severance. Should any provision of this Agreement at any time be in conflict with any law, statute, rule, regulation, order or ruling and thus be unenforceable, or be unenforceable for any other reason, then the remaining provisions of this Agreement shall remain in full force and effect and the court or arbitrator shall give the offending provision the fullest meaning and effect permitted by law.

46. Joint Drafting. The parties expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

46. Notices. Any notices required to be given under this Agreement shall be deemed conclusively given if transmitted to the other party in person or at the following address or telecopy number or at such other address or telecopy number as may be given hereunder. Each party to this Agreement shall have the right to change the place to which notice shall be sent or delivered by notice sent to the other party. The effective date of any notice issued pursuant to this Agreement shall be the earlier of (i) the addressee’s receipt of such notice and (ii) the date three days after such notice was sent by properly addressed, registered or certified mail:

To Owner:

Imperium Grays Harbor LLC
3122 Port Industrial Road

Hoquiam, WA 98550
Tel:
Fax:
Email:

With a copy to:

Imperium Renewables, Inc.
1418 Third Avenue, Seattle, WA 98101
Tel: 206-254-0203
Fax: 206-254-0204
Email:

To Contractor:

JH Kelly LLC
2311 East First St
Vancouver, WA 98661
Attention: Mark Fleischauer
Tel: 360-423-5510
Fax: 360-423-9170
Email: mfleisch@jhkelly.com

IN WITNESS WHEREOF, the Owner and the Contractor have caused this Agreement to be executed in two (2) original copies on the above date and year.

IMPERIUM GRAYS HARBOR LLC		JH KELLY LLC

OWNER		CONTRACTOR

/s/ John Plaza		/s/ Terry Major
Title:	President	Title:	Sr. VP
Date:	8/25/06	Date:	8/25/06